Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into as of this 22nd day of December, 2010 between Barbara Beck (“Executive”) and Manpower Inc. (“Manpower”) (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive has been employed by Manpower since 2002 and currently holds the position of Executive Vice President, President - EMEA;

WHEREAS, Executive has announced her resignation, effective March 1, 2011 (the “Date of Termination”), from such position and Executive and Manpower have agreed that Executive’s employment with Manpower shall terminate effective on the Date of Termination; and

WHEREAS, the Parties believe it is in their best interests to make provision for certain aspects of the transition period between the date of this Agreement and the Date of Termination and certain aspects of the benefits to which Executive shall be entitled in connection with her termination of employment.

NOW, THEREFORE, in consideration of the premises, and the mutual covenants hereinafter set forth, the parties agree as follows:

1.           Resignation.  Executive agrees that she shall resign from her position as Executive Vice President, President, EMEA and all other positions and offices she may hold with any such entity (including all director, officer and employee positions), effective on the Date of Termination.  During the period from the date of this Agreement through the Date of Termination (the “Transition Period”), Executive will continue to serve in her capacity as Executive Vice President, President - EMEA for Manpower and shall perform such duties as may be assigned to her from time to time by Manpower’s Chief Executive Officer.  Except as otherwise provided in this Agreement, effective on the Date of Termination, Executive will no longer hold any director, officer or employee positions with Manpower or its subsidiaries or affiliates.

2.           Consideration.  Except as otherwise provided herein, Executive is entitled to compensation and benefits (i) under Section 2(c)(ii) of that certain letter agreement between Executive and Manpower dated effective November 10, 2009 (the “Letter Agreement”) in accordance with the terms of such Letter Agreement and (ii) the additional consideration described below.

(a)           Pro Rata 2011 Bonus.  Manpower shall pay Executive a bonus for fiscal 2011 in the amount of $57,500, provided, however, that Executive shall not be entitled to any bonus described in Section 2(c)(ii)(C) of the Letter Agreement.  This pro rata 2011 bonus shall be paid to Executive on or before March 15, 2011.

(b)           Nonqualified Performance-Based Deferred Compensation Plan.  Upon the Date of Termination, Executive shall become vested in her Account in the Manpower Inc. Amended and Restated Senior Management Performance-Based Deferred Compensation Plan (the “PBDC Plan”) pursuant to the Executive Compensation and Human Resources Committee’s determination to treat her separation as an “early retirement.”  The balance of such Account shall be paid to Executive in accordance with the distribution election made by Executive pursuant to PBDC Plan, in a lump sum on September 2, 2011.

(c)           Performance Share Units.  Executive shall be entitled to receive the number of shares that would have been deliverable to Executive under the Performance Share Unit Agreement between Executive and Manpower dated as of February 18, 2010 (the “2010 PSU Agreement”) if Executive had remained an employee of Manpower through December 31, 2011, payable at the same time and under the same terms as specified under the 2010 PSU Agreement as if Executive did remain an employee of Manpower through December 31, 2011.

(d)           Outstanding Equalization Payments.  In resolution of any prior disagreement between the Parties regarding Executive’s obligation to refund monies under Manpower’s equalization program, Manpower agrees that Executive shall not be required to refund to Manpower the value of any tax benefits realized by Executive (either in the form of tax refunds or reductions in taxes) attributable to prior tax payments made by Manpower on Executive’s behalf under the equalization program that Manpower provided Executive during her assignment for Manpower under that letter from Manpower to Executive dated December 20, 2005.

3.           Releases.   In consideration of the benefits provided to Executive under this Agreement and under the Letter Agreement, Executive agrees to sign and return the General Release of Claims (“Release”) which is attached hereto as Exhibit A and incorporated herein; provided, however, that Executive acknowledges and agrees that she may not sign the Release until the Date of Termination.  Executive acknowledges and agrees that if she fails to sign and return the Release to Manpower or chooses to revoke her acceptance of the Release as specified in Exhibit A, this Agreement shall not become effective and shall be null and void.  Manpower also agrees to sign and return the General Release of Claims which is attached hereto as Exhibit A and incorporated herein.

4.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective legal representatives and assigns and to any Successor to Manpower; provided, however, that Executive may not assign her performance hereunder.  As used herein, the term “Successor” shall include any person, firm, corporation or other business entity which at any time, by any form of business transaction, acquires all or substantially all of the business or assets of Manpower.

5.           Previous Agreements.  This Agreement supersedes any and all previous agreement and understandings between the Parties relating to Executive’s employment by  Manpower or the termination of such employment, except for (i) the Letter Agreement; (ii) Section 11 of the letter from Manpower to Executive, dated December 20, 2005, regarding Executive’s assignment for Manpower; and (iii)  Section 5 of the subsequent letter from Manpower to Executive, effective April 1, 2008, regarding Executive’s employment relocation, and any such previous agreement or understanding shall, as of the date of this Agreement, have no further force or effect.

6.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to agreements made and to be performed in that state.

7.           Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above.

MANPOWER INC.

By:	/s/ Kenneth C. Hunt
Kenneth C. Hunt

BARBARA BECK
/s/ Barbara J. Beck
Barbara J. Beck

Exhibit A

General Release of Claims

This General Release of Claims (“Release”) is being executed and delivered in connection with your termination of employment with Manpower Inc. and its subsidiaries following your resignation.  Please refer to that certain letter agreement between you and Manpower Inc. dated November 10, 2009 (“Letter Agreement”) and the Separation Agreement between you and Manpower Inc. dated December 22nd, 2010 (the “Separation Agreement”), which both provide for specified payments to be made and benefits to be provided to you upon your termination of employment and that you will have no right to receive these payments and benefits (the “Severance Benefits,” as further detailed in Annex I attached hereto) unless you accept the following release and do not revoke such acceptance in the manner described below.

1.	General Release of Claims.

Pursuant to the Letter Agreement and Separation Agreement, in consideration of the Severance Benefits, and subject to Paragraph 2 below, you hereby irrevocably and unconditionally release, waive, and fully and forever discharge Manpower Inc. and its direct and indirect subsidiaries (the “Manpower Group”) and their past and current agents, officers, directors, members, partners, stockholders, and employees and their respective successors and assigns (collectively, the “Manpower Released Parties”) and each of them from and against any and all causes of action, claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of any agreement, act, omission, occurrence, transaction or matter up to and including the date you sign this document, including, without limitation, any and all claims relating to or arising out of your employment by the Manpower Group, throughout the course of your employment, and the termination of your employment.

Without limiting the generality of the foregoing, this release applies to any and all claims, causes of action, demands or liabilities which you had or now have:

(a)
Under or pursuant to Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the state and federal Family and Medical Leave Acts, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, 42 U.S.C. §§ 1981, 1983 and 1985, the Rehabilitation Act of 1973, Executive Orders 11246 and 11375, the Wisconsin Fair Employment Act, as amended, or any other statute, rule, regulation, or executive order in any applicable foreign country precluding discrimination in employment;

(b)	Under or pursuant to any statute, rule, regulation, or executive order regarding wages or other remuneration in the United States and any applicable foreign country;

(c)	Concerning your employment with the Manpower Group;

(d)	For wrongful termination of employment;

(e)	For breach of contract whether express or implied;

(f)	For libel, slander, defamation, damage to reputation, intentional or negligent infliction of emotional distress or other tortious conduct; and

(g)	Regarding any right which you might have to current or further employment with the Manpower Group.

2.	Claims to Which Release Applies.

The release contained at Paragraph 1, above, applies both to claims which are now known or are later discovered, and which arise under the laws of the United States.  However, this Release does not apply to:

(a)	Any vested rights you have or obligations of the Manpower Group under any Manpower Group benefit plan (including, but not limited to, those vested rights detailed in Annex I attached hereto);

(b)	Any obligations of the Manpower Group under the Letter Agreement;

(c)
Any obligations of the Manpower Group under either Section 11 of the letter from Manpower Inc. to you, dated December 20, 2005, regarding your assignment for Manpower Inc. or Section 5 of the subsequent letter from Manpower to you, effective April 1, 2008, regarding your employment relocation;

(d)
Any claims you may have to indemnification as an officer, director or employee under the Articles of Incorporation or By-Laws of Manpower Inc. or any of its direct or indirect subsidiaries or any insurance policies of Manpower Inc. or any of its direct or indirect subsidiaries; or

(e)	Any claims which may not, as a matter of law, be released.

3.	The Terms “Claims” and “Release” Are Construed Broadly.

As used in this Release, the term “claims” shall be construed broadly and shall be read to include, for example, the terms “rights,” “causes of action” (whether arising in law or equity), “damages,” “demands,” “obligations,” “grievances” and “liabilities” of any kind or character.  Similarly, the term “release” shall be construed broadly and shall be read to include, for example, the terms “discharge” and “waive.”

4.	Manpower Group Release.

Manpower Inc., on its own behalf and on behalf of any Manpower Group affiliate for whom you have provided services (the “Releasing Parties”) hereby releases you from any and all claims they may now have against you.  This Paragraph 4 however, does not apply to or adversely affect any claims against you which allege or involve the following:  (a) your willful failure to deal fairly with the Releasing Parties in connection with a matter in which you have or had a material conflict of interest; (b) a violation of criminal law, unless you had reasonable cause to believe that your conduct was lawful or no reasonable cause to believe that your conduct was unlawful; (c) a transaction from which you derived an improper personal profit; (d) your willful misconduct; or (e) your material breach of any of Sections 3-6 or 9 of the Letter Agreement.

5.	Release Binding on Employee and Related Parties.

You acknowledge and agree that this Release shall be binding upon you and your agents, attorneys, personal representatives, executors, administrators, heirs, beneficiaries, successors, and assigns.

6.	All Representations in Documents.

In entering into this Release, you acknowledge and agree that you have not relied on any verbal or written representations by any representative of the Manpower Group other than those explicitly set forth in this Release.  You agree that you are not entitled to any severance benefits except those described in the Letter Agreement and the Separation Agreement.

7.	Acceptance Procedures; Opportunity to Consider this Release; Consultation with Attorney.

The Manpower Group wishes to ensure that you voluntarily agree to the terms contained in this Release and do so only after you fully understand them.  Accordingly, the following procedures shall apply:

(a)
You agree and acknowledge that you have read this Release, understand its contents, and may agree to the terms of this Release by signing and dating it and returning the signed and dated Release, via mail, overnight delivery or hand delivery, so that it is received by Kenneth Hunt, Senior Vice President, General Counsel, Manpower Inc., 100 Manpower Place, Milwaukee, WI 53212, on or before 5:00 p.m. Central Time on March 7, 2011, which you acknowledge is  more than the 21 calendar days following your receipt of this Release;

(b)	You agree and acknowledge that you have been advised to consult with an attorney prior to signing this Release;

(c)	You understand that this Release, at Paragraph 1, above, includes a final general release, including a release of all claims under the Age Discrimination in Employment Act;

(d)
You understand that you have seven (7) calendar days after signing this Release within which to revoke your acceptance of it (“Revocation Period”).  Such revocation will not be effective unless written notice of the revocation is, via mail, overnight delivery or hand delivery, directed to and received by Kenneth Hunt, Senior Vice President – Global Human Resources, Manpower Inc., 100 Manpower Place, Milwaukee, WI 53212, on or before 5:00 p.m. Central Time on the first (1st) work day following the expiration of the Revocation Period;

(e)
This Release will not be binding or enforceable unless you have signed and delivered it as provided in Paragraph 7(a), above, and have chosen not to exercise your revocation rights, as described in Paragraph 7(d), above.  If you give timely notice of your intention to revoke your acceptance of the terms set forth in this Release, this Release shall become null and void, and all rights and claims of the parties which would have existed, but for the acceptance of this Release’s terms, shall be restored; and

(f)
You represent and warrant that, in the event you choose to accept the terms of this Release, the date appearing above your name on the last page of this document shall be the actual date on which you have signed and accepted the Release.

It is understood that you will not be entitled to the Severance Benefits unless and until this Release becomes binding and enforceable against you.

8.	Voluntary Agreement.

You acknowledge and agree that you have entered into this Release knowingly and voluntarily and understand that its terms are binding on you.

9.	Partial Invalidity of Release.

If any part of this Release is held to be unenforceable, invalid or void, then the balance of this Release shall nonetheless remain in full force and effect to the extent permitted by law.

10.	Headings.

The headings and subheadings in this Release are inserted for convenience and reference only and are not to be used in construing the Release.

11.	Applicable Law.

The laws of the State of Wisconsin, United States of America, will apply in connection with any dispute or proceeding concerning this Release, without regard to its conflicts of laws provisions.

12.	No Liability.

Nothing contained in this Release should be construed as an admission of wrongdoing or liability on the part of the Manpower Group.

13.	Counterparts.

This Release may be executed in counterpart originals, and the counterpart originals together shall constitute the original of this Agreement.  Facsimile signatures shall be acceptable as execution of this Agreement.

EXECUTED THIS _____________ DAY OF MARCH, 2011.

Barbara J. Beck

MANPOWER INC.

By:
Kenneth C. Hunt

Date Received: __________________

Annex I

Severance Benefits Under Letter Agreement

•	Severance benefits under Section 2(c)(ii)(D) of the Letter Agreement – a total of $805,000, payable on or before March 30, 2011.

•
Medical and dental - provided you timely elect COBRA coverage, continued coverage for 12 months from the Date of Termination at the same cost as while you were employed, reduced to the extent comparable benefits are actually received by you or your dependents during such time period, as provided in Section 2(c)(ii)(E) of the Letter Agreement.

•	Outplacement services under Section 2(c)(ii)(F) of the Letter Agreement.

Severance Benefits Under Separation Agreement

•	Pro rata 2011 bonus payment of $57,500, payable on or before March 15, 2011.

•	Amended and Restated Senior Management Performance-Based Deferred Compensation Plan Account balance of $464,608 as of December 31, 2010, as adjusted for interest, payable on September 2, 2011.

•	Performance share units payable in accordance with your Performance Share Unit Agreement dated as of February 18, 2010, as if you had remained an employee of Manpower through December 31, 2011.

Vested Benefits under Manpower Group Benefit Plans

•	Stock Options – exercisable as provided in the 2003 Equity Incentive Plan and any relevant stock option agreements.

•	Nonqualified Savings Plan – benefits payable as provided in the plan, six months following the date of your termination of employment.